UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2012

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                       Federal                         0-25165                          14-1809721
                                                                 (State or Other Jurisdiction                                  (Commission File No.)                                (I.R.S. Employer
                                                                   of Incorporation)                                                                                                                  Identification No.)

                                                                                 302 Main Street, Catskill NY                                                  12414
                                                                        (Address of Principal Executive Offices)                                                                          (Zip Code)

                                                                                                      Registrant’s telephone number, including area code:     (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On April 24, 2012, Greene County Bancorp, Inc. issued a press release disclosing financial results for the nine months and quarter ended December 31, 2012 and 2011.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                         Press release dated April 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  April 27, 2012                                                      By: /s/ Donald E. Gibson
         Donald E. Gibson
         President and Chief Executive Officer

FOR IMMEDIATE RELEASE
Date: April 24, 2012
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. - Reports Increased Quarterly Earnings and is named to KBW
Honor Roll, Recognizing Exceptional 10-Year Track Record

Catskill, N.Y. -- (BUSINESS WIRE) – April 24, 2012-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine months and quarter ended March 31, 2012, which is the third quarter of the Company’s fiscal year ending June 30, 2012.  Net income for the nine months and quarter ended March 31, 2012 totaled $4.5 million, or $1.08 per basic and $1.07 per diluted share, and $1.5 million, or $0.36 per basic and $0.35 per diluted share, respectively, as compared to $3.9 million, or $0.95 per basic and $0.94 per diluted share, and $1.2 million, or $0.30 per basic and diluted share, for the nine months and quarter ended March 31, 2011, respectively, an increase of $572,000, or 14.6%, and $244,000, or 19.7% for these same periods in the prior year.

Donald E. Gibson, President and CEO, said, “In addition to a 19.7% increase in quarterly earnings, we are pleased to report that Greene County Bancorp, Inc. has been named to KBW’s 2011 Bank Honor Roll.” Honor roll winners for 2011 are publicly traded banking institutions with more than $500 million in total assets that meet the following three conditions:

1)	No annual loss reported in net income per share before extraordinary items over the past 10 years;
2)	2011 annual reported net income per share before extraordinary items equal to or greater than peak net income per share over the past 10 years; and
3)	Consecutive increases in net income per share before extraordinary items since 2009.

Selected highlights for the nine months and quarter ended March 31, 2012 are as follows:

•
Net interest income increased $1.0 million to $15.6 million for the nine months ended March 31, 2012 compared to $14.6 million for the nine months ended March 31, 2011, and increased $242,000 to $5.2 million for the quarter ended March 31, 2012 compared to $4.9 million for the quarter ended March 31, 2011. The increase in average balances of loans and securities, along with a decrease in rates paid on deposit accounts, primarily led to an increase in net interest income when comparing the nine months and quarters ended March 31, 2012 and 2011.

•
Net interest rate spread increased 8 basis points to 3.78% for the nine months ended March 31, 2012 from 3.70% for the nine months ended March 31, 2011, and increased 13 basis points to 3.74% for the nine months ended March 31, 2012 from 3.61% for the quarter ended March 31, 2011.  Net interest margin increased 4 basis points to 3.90% for the nine months ended March 31, 2012 from 3.86% for the nine months ended March 31, 2011, and increased 10 basis points to 3.85% for the quarter ended March 31, 2012 as compared to 3.75% for the quarter ended March 31, 2011.  The increases in spread and margin were primarily due to the growth in lower costing deposits, resulting in a decrease in rates paid on total deposits.

•
The provision for loan losses totaled $1.4 million and $1.2 million for the nine months ended March 31, 2012 and 2011, respectively, an increase of $258,000, or 21.9%.  The provision for loan losses totaled $541,000 and $343,000 for the quarters ended March 31, 2012 and 2011, respectively.

•
The allowance for loan losses totaled $6.0 million at March 31, 2012 compared to $4.9 million at March 31, 2011.  The allowance for loan losses totaled $5.1 million at June 30, 2011.  The level of allowance for loan losses to total loans receivable increased to 1.88% at March 31, 2012 from 1.62% at March 31, 2011, and 1.66% at June 30, 2011.

•	Net charge-offs totaled $539,000 and $327,000 for the nine months ended March 31, 2012 and 2011, respectively, an increase of $212,000.
•
Nonperforming loans increased by $539,000, or 8.6%, to $6.8 million at March 31, 2012 from $6.3 million at June 30, 2011. This growth has resulted from adverse changes in the economy and increases in local unemployment, which were compounded by the extended length of time required to complete the foreclosure process in New York State.

•
Noninterest income increased $36,000 and $75,000 when comparing the nine months and quarters ended March 31, 2012 and 2011, respectively.  Noninterest income totaled $3.6 million and $1.2 million for the nine months and quarter ended March 31, 2012, respectively.  The Company recorded a net gain on sale of investments during the nine months ended March 31, 2012 totaling $11,000, and a net gain on sale of investments during the nine months and three months ended March 31, 2011 totaling $233,000 and $21,000 respectively.  Excluding these items, noninterest income increased $258,000 and $96,000 when comparing the nine months and quarters ended March 31, 2012 and 2011, respectively.  These increases were primarily the result of higher service charges on deposit accounts and higher debit card fees due to growth in the number of deposit accounts.

•
Noninterest expense increased $86,000 and decreased $95,000 when comparing the nine months and quarters ended March 31, 2012 and 2011, respectively. The year-to-date increase was primarily due to an increase in legal and professional fees, service and data processing fees, equipment and furniture expense, computer software, supplies & support, and other expenses.  The increase in legal and professional fees of $103,000 when comparing the nine months ended March 31, 2012 and 2011, respectively, related to loans in process of foreclosure and increased fees for consulting services related to the implementation of strategic objectives. Included in the increase in service and data processing fees of $47,000 when comparing the nine months ended March 31, 2012 and 2011, respectively, were increased costs associated with the increase in the number of accounts with debit cards.  The increase in other expenses was the result of the recognition of a loss on foreclosed assets of $153,000 for the nine months ended March 31, 2012.  These increases were partially offset by decreases in FDIC insurance premiums of $237,000 and $108,000 when comparing the nine months and quarters ended March 31, 2012 and 2011, respectively.  The decrease in FDIC insurance premiums was the result of regulatory changes in the method of calculating the premiums.

•	Total assets of the Company were $578.7 million at March 31, 2012 compared to $547.5 million at June 30, 2011, an increase of $31.2 million, or 5.7%.
•
Securities available for sale and held to maturity totaled $213.6 million, or 36.9% of assets, at March 31, 2012, as compared to $214.3 million, or 39.1% of assets, at June 30, 2011, a decrease of $645,000.

•
Net loans grew by $11.1 million, or 3.7%, to $312.1 million at March 31, 2012 compared to $301.0 million at June 30, 2011.  The increase in loans was primarily in nonresidential real estate and commercial installment loans, which generally carry higher yields than residential real estate loans.

•
Total deposits increased to $514.6 million at March 31, 2012 from $469.9 million at June 30, 2011, an increase of $44.7 million, or 9.5%.  This increase was primarily the result of an increase   in balances at the Company’s Commercial Bank subsidiary of $32.6 million due primarily to the annual collection of taxes.

•
As a result of the increase in deposits, the Company repaid its overnight borrowings with the Federal Home Loan Bank.  Borrowings decreased $17.3 million from $26.3 million at June 30, 2011 to $9.0 million at March 31, 2012.

•	Total shareholders’ equity was $51.8 million at March 31, 2012, or 8.9% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2012	2011	2012	2011
Dollars In thousands, except share and per share data
Interest income	$18,362	$18,041	$5,999	$5,999
Interest expense	2,778	3,429	837	1,079
Net interest income	15,584	14,612	5,162	4,920
Provision for loan losses	1,437	1,179	541	343
Noninterest income	3,599	3,563	1,177	1,102
Noninterest expense	11,147	11,061	3,721	3,816
Income before taxes	6,599	5,935	2,077	1,863
Tax provision	2,112	2,020	594	624
Net Income	$4,487	$3,915	$1,483	$1,239

Basic EPS	$1.08	$0.95	$0.36	$0.30
Weighted average shares outstanding	4,150,978	4,131,052	4,159,093	4,142,160

Diluted EPS	$1.07	$0.94	$0.35	$0.30
Weighted average diluted shares outstanding	4,192,567	4,162,716	4,197,430	4,172,127

Dividends declared per share 2	$0.525	$0.725	$0.175	$0.175

Selected Financial Ratios
Return on average assets	1.08%	0.99%	1.06%	0.91%
Return on average equity	11.99%	11.40%	11.59%	10.71%
Net interest rate spread	3.78%	3.70%	3.74%	3.61%
Net interest margin	3.90%	3.86%	3.85%	3.75%
Efficiency ratio1	58.11%	60.86%	58.70%	63.37%
Non-performing assets to total assets	1.25%	1.23%
Non-performing loans to net loans	2.19%	2.14%
Allowance for loan losses to non-performing loans	87.33%	76.80%
Allowance for loan losses to total loans	1.88%	1.62%
Shareholders’ equity to total assets	8.95%	8.34%
Dividend payout ratio2	48.61%	76.32%
Book value per share	$12.42	$11.27

1 Noninterest expense divided by the sum of net interest income and noninterest income.

2 Greene County Bancorp, MHC, the owner of 55.3% of the shares outstanding by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  Dividends per share for the nine months ended March 31, 2011 include a special dividend of $0.20 per share paid on December 15, 2010.

	As of March 31, 2012	As of June 30, 2011
Dollars In thousands
Assets
Total cash and cash equivalents	$30,876	$9,966
Securities- available for sale, at fair value	74,205	90,117
Securities- held to maturity, at amortized cost	139,444	124,177
Federal Home Loan Bank stock, at cost	1,138	1,916

Gross loans receivable	317,675	305,620
Less: Allowance for loan losses	(5,967)	(5,069)
Unearned origination fees and costs, net	414	495
Net loans receivable	312,122	301,046

Premises and equipment	15,035	15,407
Accrued interest receivable	2,802	2,716
Foreclosed real estate	410	443
Prepaid expenses and other assets	2,648	1,737
Total assets	$578,680	$547,525

Liabilities and shareholders’ equity
Noninterest bearing deposits	$49,807	$49,313
Interest bearing deposits	464,790	420,584
Total deposits	514,597	469,897

Borrowings from FHLB, short term	---	14,300
FHLB borrowings, long term	9,000	12,000
Accrued expenses and other liabilities	3,315	3,247
Total liabilities	526,912	499,444
Total shareholders’ equity	51,768	48,081
Total liabilities and shareholders’ equity	$578,680	$547,525
Common shares outstanding	4,166,854	4,145,828
Treasury shares	138,816	159,842